UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2019

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33818	48-1293684
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1001 Calle Amanecer
San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RSLS	OTCQB

Item 1.01                                           Entry into a Material Definitive Agreement.

On September 23, 2019, ReShape Lifesciences Inc. (the “Company”), entered into a warrant exercise agreement (the “Exercise Agreement”) with the holders of series B warrants issued in the Company’s previously announced June 2019 private placement. Pursuant to the Exercise Agreement, the holders early exercised 400,000,000 series B warrants issued in the private placement in exchange for 8.3 million shares of common stock and 391.7 million common stock equivalents in the form of series F prefunded warrants. The early exercise of the series B warrants resulted in approximately $7.65 million of aggregate gross proceeds to the Company. The Company intends to use the net proceeds for working capital and general corporate purposes. The Company also agreed to amend and restate the registration rights agreement between the parties to provide that the Company will file a resale registration statement relating to the shares of common stock and the shares of common stock underlying the warrants issued in the offering, including those issued in June 2019, within 60 days of the date of the Exercise Agreement and to use its best efforts to cause such registration statement to be declared effective within 90 days of the date of the Exercise Agreement, or, in the event of a “full review” by the Securities and Exchange Commission, within 120 days of the date of the Exercise Agreement.

As an incentive for the warrant holders to exercise their series B warrants in full, the warrant holders were issued new five-year series E warrants to purchase up to 400,000,000 unregistered shares of the Company’s common stock, in the aggregate, at an exercise price of $0.05 per share, through a private placement. The number of shares of common stock (and common stock equivalents) issuable to the investors upon exercise of the series E warrants is subject to adjustment following the effectuation of a reverse stock split by the Company, as set forth in the series E warrants.

The transactions contemplated by the Exercise Agreement is expected to close on September 30, 2019. Together with the approximately $7.6 million in gross proceeds initially received by the Company in June 2019 in connection with the private placement, the Company has now received approximately $15.3 million in gross proceeds in connection with the private placement.

The securities sold in the private placement were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving any public offering.

In connection with the offering, the placement agent is entitled to receive an aggregate fee equal to 8.0% of the gross proceeds received by the Company from the sale of the securities in offering, as well as reimbursement for certain expenses, and warrants to purchase up to 7.0% of the aggregate amount of shares of common stock (or common stock equivalents) issued in the offering. The placement agent warrants have substantially the same terms as the series E warrants.

The foregoing description of the Exercise Agreement, warrants and amended and restated registration rights agreement and are not complete and are qualified in their entirety by references to the full text of the form of Exercise Agreement, the form of series E warrant, form of series F warrant and form of amended and restated registration rights agreement, which are filed hereto as exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this report and are incorporated by reference herein

Item 3.02                                           Unregistered Sale of Equity Securities

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01                                           Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Series E Warrant
10.3	Form of Series F Warrant
10.4	Form of Amended and Restated Registration Rights Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESHAPE LIFESCIENCES INC.

By:	/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer

Date: September 27, 2019